COVENANT TRANSPORTATION GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 24, 2013 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today financial and operating results for the second quarter ended June 30, 2013.

Highlights for the quarter included the following:

•	Total revenue of $172.5 million, an increase of 0.7% compared with the second quarter of 2012;
•	Freight revenue of $136.9 million (excludes revenue from fuel surcharges), an increase of 2.0% compared with the second quarter of 2012;
•
Operating income of $6.4 million and an operating ratio of 95.4%, compared with operating income of $11.1 million and an operating ratio of 91.8% in the second quarter of 2012 ($7.6 million and an operating ratio of 94.4% prior to a net $3.5 million insurance policy refund in the 2012 quarter (1)); and

•	Net income of $1.9 million, or $0.13 per share, compared with net income of $4.3 million, or $0.29 per share in the second quarter of 2012.

(1)  In the second quarter of 2012, insurance and claims expense included a refund of $4.0 million pretax of previously expensed premium from our commutation of our primary auto liability insurance policy for the policy year ended March 31, 2012, partially offset by an approximately $0.5 million pretax increase in claims reserves adjustments to account for the claims previously covered by the policy becoming our responsibility when the policy was commuted. In the second quarter of 2013, we determined that we would not commute the policy year ended March 31, 2013 of our primary auto liability policy.

Management Discussion—Asset-Based Operations
Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments: “Operating results were comparable to last year’s second quarter, excluding the net $3.5 million gain (or $0.15 per diluted share) relating to a refund of insurance premiums in the 2012 quarter. Our recent re-allocation of assets to our team and refrigerated operations, reducing exposure to solo dry van operations, along with further improving on our drivers’ employment experience resulted in improved asset productivity. These factors contributed to a 3.6% increase in average freight revenue per tractor compared with the second quarter of 2012. Our asset-based operating ratio was 95.3% compared with 93.9%, excluding the $3.5 million net favorable impact from the insurance policy release.

For the quarter, total revenue in our asset-based operations decreased to $161.9 million, a decrease of $1.9 million compared with the second quarter of 2012.  This decrease consisted of lower freight revenue of $0.4 million and lower fuel surcharge revenue of $1.5 million. The $0.4 million decrease in freight revenue related to a 4.7% decrease in our average tractor fleet, partially offset by a 3.6% increase in average freight revenue per tractor per week.

“Average freight revenue per tractor per week increased to $3,456 during the 2013 quarter from $3,335 during the 2012 quarter.  Average freight revenue per total mile increased by 1.5 cents per mile (or 1.0%) compared to the 2012 quarter and average miles per unit increased by 2.6%. The main factors impacting the improved utilization were a 140 basis point increase in the percentage of our fleet comprised of team-driven tractors and improved seated truck percentage.  On average, approximately 4.3% of our fleet lacked drivers during the 2013 quarter, compared with approximately 6.1% during the 2012 quarter.

“We experienced cost pressure in several areas. Salaries, wages and related expenses increased approximately 2.7 cents per mile due to employee pay adjustments since the second quarter of 2012 and higher workers’ compensation expense.  These increases more than offset a decrease in the percentage of our miles generated by driver employees due to an increase in owner-operators.

“Owner-operator expense (reflected as purchased transportation) increased approximately 1.3 cents per mile compared with the 2012 quarter.  This reflects an increase in compensation and fuel surcharge reimbursement levels, as well as an increase in owner-operator miles as a percentage of our total miles to 9.4% in the 2013 quarter from 8.7% in the 2012 quarter. We are continuing our objective of growing our owner-operator fleet as a percentage of our total fleet. Increasing owner-operator capacity has shifted (and assuming all other factors remain equal is expected to continue to shift) expenses to the purchased transportation line item with offsetting reductions in employee driver wages and related expenses, net fuel, maintenance, and capital costs.

“The increase in owner-operator miles as a percentage of total miles, together with the accounting for owner-operator settlements and fuel surcharges, affect our purchased transportation and net fuel expense.  We generally compensate owner-operators on a per mile basis that includes a base rate plus additional amounts associated with activities and fuel surcharges.  The total amount paid to our owner-operators is recorded in purchased transportation.  We do not net the fuel surcharges we collect from customers against purchased transportation (even though a similar amount is passed through to owner-operators); instead these amounts are netted against fuel expense and reduce that line item when we calculate net fuel costs.  Fuel surcharge recovery from miles operated by owner-operators was approximately $3.3 million in the 2013 quarter compared with approximately $3.1 million in the 2012 quarter. Overall net fuel expense was approximately 14.2 cents per company mile in the 2013 quarter compared with 14.0 cents per company mile in the 2012 quarter due to increased usage of fuel for refrigeration units associated with the growth of our refrigerated service offerings, lack of last year’s favorable lag impact on fuel surcharge recovery as fuel prices decreased steeply over the course of the 2012 quarter, partially offset by improved fuel economy. We expect to continue investing in more fuel-efficient tractors, and partnering with customers to adjust fuel surcharge programs which are inadequate to recover a fair portion of rising fuel costs. In addition, we expect to continue using fuel price hedges periodically to mitigate the potential volatility in fuel prices relating to the portion of our fuel usage that is not covered by fuel surcharges, which may result in positive or negative results in any given quarter.

“Operations and maintenance expenses increased approximately 1.6 cents per mile due primarily to higher driver recruiting expenses and additional repair expense for replacing DEF particulate filters on our earlier group of owned tractors.

“Capital costs (combined depreciation and amortization, revenue equipment rentals and interest expense) decreased by approximately $1.0 million. The change was primarily attributable to greater use of owner-operators, offset partially by a $1.2 million increase to revenue equipment rentals in the 2013 quarter. Gains on sale included $0.2 million from revenue equipment in the 2013 quarter compared with $0.9 million from revenue equipment in the 2012 quarter. Gains on sale are reflected as a reduction of depreciation and amortization in our income statement.

“Insurance and claims per mile cost was 8.9 cents per mile in the second quarter of 2013 versus 7.0 cents per mile in the second quarter of 2012. Insurance and claims per mile cost would have been 11.0 cents per mile in the second quarter of 2012 excluding the $3.5 million net favorable impact from our policy release in the 2012 quarter. Our Department of Transportation (“DOT”) accident rate or the second quarter of 2013 was the lowest for any quarter on record dating back to 2001.”

Management Discussion—Non-Asset Based Brokerage and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. (“Solutions”), the Company’s non-asset based subsidiary:  “For the quarter, Solutions’ total revenue increased 41.3%, to $10.6 million from $7.5 million in the same quarter of 2012. Operating income was approximately $475,000 for an operating ratio of 95.5%, compared with an operating loss of $152,000 and an operating ratio of 102.0% in the second quarter of 2012. Solutions’ gross margins expanded, as purchased transportation was 76.1% of total revenue in the current quarter, compared with 80.5% of total revenue in the prior year quarter. Solutions’ other operating expenses as a percentage of revenue decreased to 19.4% of total revenue in the second quarter of 2013 from 21.6% of total revenue in the second quarter of 2012. In addition, our 49% equity investment in Transport Enterprise Leasing (“TEL”) contributed approximately $0.6 million of pre-tax income in the second quarter.”

Cash Flow and Liquidity
Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: “At June 30, 2013, our total balance sheet debt and capital lease obligations, net of cash, were $173.2 million, our stockholders’ equity was $93.2 million, and our tangible book value was $92.8 million, or $6.25 per basic share.  At June 30, 2013, our ratio of net debt to total balance sheet capitalization was 65.0%.  Also at June 30, 2013, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $82.2 million, including the residual value guarantees under those leases, and we believe the value of the leased equipment was approximately equal to the present value of such lease obligations.  Since the end of 2012, the Company's balance sheet debt and capital lease obligations, net of cash, has increased by $5.1 million, while the present value of financing provided by operating leases increased by approximately $7.9 million. At June 30, 2013, we had approximately $40.8 million of borrowing availability under our revolving line of credit.

“Our current tractor fleet plan for 2013 includes the disposal of approximately 1,150 used tractors and, the delivery of approximately 1,050 new company tractors. As the pace at which we have been able to on-board additional owner-operators has slowed, we now expect the average fleet size for the 2013 year to be approximately 2%-3% below the 2012 year. With a relatively young average company tractor fleet age of 2.1 years at June 30, 2013, we believe there is significant flexibility to manage our fleet, and we plan to regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  In addition, we believe we have sufficient financing available from the captive finance subsidiaries of our main tractor suppliers, our revolving credit facility, and other sources to fund our expected revenue equipment purchases in 2013.”

Conference Call Information
The Company will host a live conference call tomorrow, July 25, 2013, at 11:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 080-075-6333-3 (International), access code CTG2.  An audio replay will be available for one week following the call at 877-656-8095, access code 76246760. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company. The Company's Class A common stock is traded on the NASDAQ Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to equipment purchases and disposals, the on-boarding of owner-operators, and the availability of sufficient financing for equipment purchases are forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Comprehensive Safety Analysis 2010 that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Senior Vice President and Chief Financial Officer                                                                                                                     (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                                                                                                            (423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended June 30,			Six Months Ended Ended June 30,
($000s, except per share data)	2013	2012	% Change	2013	2012	% Change
Freight revenue	$136,907	$134,220	2.0%	$266,047	$256,120	3.9%
Fuel surcharge revenue	35,581	37,081		71,172	72,212
Total revenue	$172,488	$171,301	0.7%	$337,219	$328,332	2.7%

Operating expenses:
Salaries, wages, and related expenses	54,800	53,396		109,874	105,558
Fuel expense	46,559	48,217		95,194	96,572
Operations and maintenance	12,351	11,256		24,029	21,667
Revenue equipment rentals and purchased transportation	26,776	22,000		49,461	39,178
Operating taxes and licenses	2,662	3,037		5,435	5,434
Insurance and claims	7,621	6,133		16,115	15,989
Communications and utilities	1,252	1,176		2,536	2,375
General supplies and expenses	4,393	3,846		8,300	7,598
Depreciation and amortization, including gains and losses on disposition of property and equipment	9,724	11,181		20,640	20,545
Total operating expenses	166,138	160,242		331,584	314,916
Operating income	6,350	11,059		5,635	13,416
Other (income) expenses:
Interest expense	2,617	3,355		5,250	6,873
Interest income	(2)	-		(1)	-
Other	-	(5)		-	(15)
Other expenses, net	2,615	3,350		5,249	6,858
Equity in income of affiliate	550	425		1,030	670
Income before income taxes	4,285	8,134		1,416	7,228
Income tax expense	2,394	3,883		1,484	3,617
Net income (loss)	$1,891	$4,251		$(68)	$3,611

Basic earnings (loss) per share	$0.13	$0.29		$(0.00)	$0.25
Diluted earnings (loss) per share	$0.13	$0.29		$(0.00)	$0.24
Basic weighted average shares outstanding (000s)	14,852	14,732		14,809	14,727
Diluted weighted average shares outstanding (000s)	15,052	14,787		14,809	14,796

	Three Months Ended June 30,			Six Months Ended Ended June 30,
	2013	2012	% Change	2013	2012	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$126,303	$126,717	-0.3%	$248,233	$243,963	1.8%
Covenant Transport Solutions non-asset based revenues	10,604	7,503	41.3%	17,814	12,157	46.5%
Freight revenue	$136,907	$134,220	2.0%	$266,047	$256,120	3.9%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.632	$1.613	1.1%	$1.627	$1.587	2.5%
Average freight revenue per total mile	$1.471	$1.456	1.0%	$1.467	$1.431	2.5%
Average freight revenue per tractor per week	$3,456	$3,335	3.6%	$3,383	$3,188	6.1%
Average miles per tractor per period	30,549	29,769	2.6%	59,615	57,912	2.9%
Weighted avg. tractors for period	2,784	2,923	-4.7%	2,815	2,943	-4.4%
Tractors at end of period	2,796	2,868	-2.5%	2,796	2,868	-2.5%
Trailers at end of period	6,701	6,776	-1.1%	6,701	6,776	-1.1%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	6/30/2013	12/31/2012
Total assets	$416,471	$400,232
Total equity	$93,182	$94,673
Total balance sheet debt, net of cash	$173,217	$168,098
Net Debt to Capitalization Ratio	65.0%	64.0%
Tangible book value per basic share	$6.25	$6.38

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